Exhibit 10.3

SEPARATION AGREEMENT

This Separation Agreement (the “Separation Agreement”), dated December 1, 2020, is made by and between Heritage Insurance Holdings, Inc., together with its parent, affiliates and subsidiaries (collectively referred to throughout this Separation Agreement as “Heritage” or the “Company”) and Richard Widdicombe, together with his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Employee”) (Heritage and Employee will collectively be referred to as the “Parties”):

WHEREAS, Employee is currently employed by Heritage as President (“President”) pursuant to an Amended and Restated Contract dated November 4, 2015, which expires on December 31, 2020 (the “Contract”); and

WHEREAS, Heritage and Employee have come to an agreement to end their employment relationship on the Separation Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2.	Last Day of Employment. Employee’s last day of employment with Heritage will be December 30, 2020 (the “Separation Date”).

3.

Discharge Contract. Pursuant to the Contract, Employee shall be paid his base salary through the Separation Date, minimum 2020 annual bonus per the Contract, the payment in section 7 below, the non-renewal payment per the Contract, and three weeks of accrued and unused vacation upon signing this Separation Agreement. The remaining provisions of the Contract are hereby cancelled and nullified in their entirety except as provided herein.

4.	Cobra Continuation. Heritage shall pay the insurance premiums for Employee’s Cobra coverage for 18 months.

5.

Assignment of Insurance Policies. The Company shall assign ownership to the Employee of any key man insurance policies on the Employee, provided that Employee shall assume and pay all premiums required to keep such policy in force.

6.

Non-Solicitation. For a period of one (1) year after Employee leaves the employment of Company, the Employee covenants and agrees with the Company that the Employee will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

7.

Non-Compete. From the Separation Date through November 30, 2021, the Employee covenants and agrees with the Company that the Employee will not serve as an employee for any Business that writes the same insurance products in the states in which the Company or its Subsidiaries sell insurance products as of the date of this Agreement. For purposes hereof, “Business” shall mean a homeowner insurance carrier deriving 90% or more of its prior year written premium from coastal homeowners policies. “Business” shall also mean any Florida domiciled insurance carrier regardless of the percentage of prior year written premium from coastal homeowners policies. Employee acknowledges that he is receiving $129,867 as consideration for this non- compete agreement.

8.

Confidentiality/Non-Disclosure. For a period of twelve months from the Separation Date, Employee agrees not to disseminate or share all Confidential Information acquired during his tenure with the Company. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Employee, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a.

Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b.

Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c.

Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d.

Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

9.

Mutual Release of All Claims. Effective as of the Separation Date, the Employee for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his affiliates and legal counsel (all of whom are collectively referred to as “Employee Releasers”), and the Company, its parents, divisions, subsidiaries, affiliates, and each of their past and present officers, agents, directors, Employees, shareholders, independent contractors, attorneys and insurers (all of whom are collectively referred to as “Company Releasers), hereby fully and forever release and discharge each other of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that each Releaser, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act, contract, transaction, or omission occurring from the beginning of time through the Separation Date, including but not limited to, any claim in connection with the Employee’s employment relationship with the Company, or the termination thereof, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common, statutory, state or federal law, including the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act; EXCEPT for the rights and obligations created by this Agreement AND EXCEPT for any vested rights under any pension, retirement, profit sharing, health and welfare or stock option, or similar plan. Each party hereby warrants that it or he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.

10.

By way of inclusion but not restriction, Employee expressly waives and relinquishes all claims they have, may have or may have had against Heritage and any or all of its Releasees arising under 42 U.S.C. § 2000e et seq. (Title VII of the Civil Rights Act of 1964, as amended); 42 U.S.C. §§ 1981 and 1983; 29 U.S.C. § 623 (Age Discrimination in Employment Act); 42 U.S.C. § 12101 et seq. (Americans with Disabilities Act); 29 U.S.C. § 1001 et seq. (Employee Retirement Income Security Act of 1974, as amended); 29 U.S.C. § 2611 et seq. (Family and Medical Leave Act); Florida Statute § 440.205; Florida Statutes § 760.01 et seq. (Florida Civil Rights Act of 1992); Florida Statutes §§ 448.101 – 448.110; Florida Statute § 448.08; and every other local, state, or federal law concerning employment rights or claims that they have ever had or now has against Heritage. Employee represents that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against Heritage or any portion thereof or interest therein.

11.

Mutual Non-Disparagement. The parties agree that they will not engage in any conduct that is injurious to the reputation of one another or Releasees, including, but not limited to, making disparaging comments (or inducing or encouraging others to make disparaging comments) about one another or Releasees, or their respective operations, financial condition, prospects, content, products or services.

12.

Non-Participation. Unless otherwise required by applicable law, each party agrees not to directly or indirectly assist a third party in initiating, maintaining, considering, or prosecuting, any action or matter against any of the Releasees.

13.	Indemnification. The Company agrees to indemnify, defend, and hold harmless Employee for all actions taken by the Company or Employee during the Employee’s employment with the Company.

14.

Governing Law and Interpretation. This Separation Agreement shall be governed and conformed in accordance with the laws of the State of Florida. In the event of a breach of any provision of this Separation Agreement, either Party may institute an action specifically to enforce any term or terms of this Separation Agreement and/or seek any damages for such breach. Should any provision of this Separation Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general Separation Agreement language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.

15.

Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

16.

No Admission of Wrongdoing. The Parties agree that neither this Separation Agreement nor the furnishing of the Consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by Employee or Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

17.

Execution and Amendment. This Separation Agreement may be signed in several counterparts, each of which shall be deemed an original, including facsimile and electronic versions. A reference to a signature or to anything being signed or executed includes electronic signatures to the extent and as provided for in any applicable law. Electronic signatures have the same legal effect, validity or enforceability as manually executed signatures. This Separation Agreement may not be modified, altered or changed except by a written instrument signed by both Parties wherein specific reference is made to this Separation Agreement.

18.

Entire Agreement. Except as provided for herein, and the RCA and enforcement of the RCA, this Separation Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind (whether verbal or written) made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those expressly set forth in this Separation Agreement.

The Parties knowingly and voluntarily sign this Separation Agreement as of the date(s) set forth below:

Richard Widdicombe		Heritage Insurance Holdings, Inc.

/s/ Richard Widdicombe		By:	/s/ Ernie Garateix
Ernie Garateix, COO

Date:	December 1, 2020	Date:	December 1, 2020

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